Offer to Exchange
0.6896 of a Share of Common Stock
of
UtiliCorp United Inc.
for
Each Outstanding Share of Class A Common Stock
of
Aquila, Inc.
This offer is open to all holders of shares of Class A common stock of Aquila.

  This Offer, and the Right to Withdraw Aquila Shares Tendered Into This Offer,
  Will Expire at 5:00 p.m., New York City time, on January 4, 2002, Unless UtiliCorp Extends This Offer.

December 3, 2001

To Our Clients:

    UtiliCorp is offering to exchange 0.6896 of a share of UtiliCorp common stock, as described in UtiliCorp's prospectus, dated December 3, 2001, for each outstanding share of Class A common stock of Aquila, upon the terms and subject to the conditions set forth in the prospectus and in the related letter of transmittal we have enclosed, as they may be amended or supplemented.

    We are the registered holder, directly or indirectly, of shares of Class A common stock of Aquila held for your account. A tender of your Aquila shares can be made only by us as the registered holder and pursuant to your instructions. The enclosed letter of transmittal is furnished to you for your information only and cannot be used by you to tender Aquila shares held by us for your account.

    We request instructions as to whether you wish us to tender any or all of the Aquila shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer.

    Your attention is invited to the following:

        1.  The consideration per Aquila share will be 0.6896 of a UtiliCorp share.

        2.  This offer is being made for all outstanding Class A shares of Aquila.

        3.  This offer, and the right to withdraw shares tendered into the offer, will expire at 5:00 p.m., New York City time, on January 4, 2002, unless UtiliCorp extends this offer.

        4.  UtiliCorp will not acquire any Aquila shares pursuant to the offer unless Aquila stockholders who are not directors or executive officers of UtiliCorp tender into the offer at least a majority of Aquila's outstanding Class A shares. This condition will not be waived. The offer is also subject to several other conditions which you should review in detail. See "The Offer—Conditions of the Offer" in the prospectus.

        5.  If UtiliCorp successfully completes the offer, it will effect a "short-form" merger as soon as possible after completion of the offer, unless it is prevented from doing so by a court. In the merger, each Class A share of Aquila remaining outstanding will be converted into the same consideration per share as UtiliCorp pays pursuant to the offer, unless an Aquila stockholder properly perfects appraisal rights.

        6.  UtiliCorp will pay cash in lieu of any fraction of a UtiliCorp share to which you would otherwise be entitled. If you fail to complete and sign the Substitute Form W-9 you may be subject to a required federal backup withholding tax on any cash payment to you pursuant to this offer (i.e., any cash paid in lieu of a fraction of a UtiliCorp share).

    The offer is made solely by UtiliCorp's prospectus and the related letter of transmittal and any supplements or amendments thereto. UtiliCorp is not aware of any state in which the making of this offer or the acceptance of Aquila shares pursuant to this offer is prohibited by administrative or judicial action pursuant to any valid state statute. If UtiliCorp becomes aware of any valid state statute prohibiting the making of this offer or the acceptance of Aquila shares pursuant to this offer, UtiliCorp will make a good faith effort to comply with any such state statute. If, after such good faith effort, UtiliCorp cannot comply with any such state statute, this offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Aquila shares residing in any such jurisdiction. In any jurisdiction in which the securities, blue sky or other laws require this offer to be made by a licensed broker or dealer, this offer will be deemed to be made on behalf of UtiliCorp by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

    If you wish to have us tender any or all of your Aquila shares, please so instruct us by completing, executing and returning to us the instruction form set forth on the reverse side of this letter. An envelope to return your instruction form to us is enclosed. If you authorize the tender of your Aquila shares, all your Aquila shares will be tendered unless otherwise specified on the reverse side of this letter. Your instructions should be forwarded to us in sufficient time to permit us to submit a tender on your behalf prior to the expiration of the offer.

Instructions with respect to

Offer to Exchange
0.6896 of a Share of Common Stock
of
UtiliCorp United Inc.
for
Each Outstanding Share of Class A Common Stock
of
Aquila, Inc.

    The undersigned acknowledge(s) receipt of your letter and UtiliCorp's prospectus, dated December 3, 2001, and the related letter of transmittal (which, together with any amendments or supplements thereto, constitute the offer) relating to the offer by UtiliCorp to exchange 0.6896 of a share of UtiliCorp for each outstanding share of Class A common stock of Aquila, Inc.

    This will instruct you to tender the number of shares of Class A common stock of Aquila indicated below (or if no number is indicated below, all shares of Class A common stock of Aquila) held by you for the account of the undersigned, upon the terms and subject to the conditions of the offer.

    Dated: December 3, 2001

Number of shares of Class A common stock of Aquila to be tendered*

Signatures(s)

Print Name(s)

Address(es)
Dated:
Area Code and Telephone Number

Tax ID or Social Security Number
*
Unless otherwise indicated, it will be assumed that all shares of Class A common stock of Aquila held by us for your account are to be tendered.

PLEASE RETURN THIS FORM TO THE BROKERAGE FIRM MAINTAINING YOUR ACCOUNT